Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 15, 2021

COMMERCE BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS PER SHARE OF $1.11

    Commerce Bancshares, Inc. announced earnings of $1.11 per share for the three months ended March 31, 2021, compared to $.42 per common share in the same quarter last year and $1.11 per common share in the fourth quarter of 2020. Net income attributable to Commerce Bancshares, Inc. (net income) for the first quarter of 2021 amounted to $131.0 million, compared to $51.9 million in the first quarter of 2020 and $129.9 million in the prior quarter. For the quarter, the return on average assets was 1.63%, the return on average equity was 15.69% and the efficiency ratio was 56.4%.

In announcing these results, John Kemper, Chief Executive Officer, said, “This quarter we continued to see strong performance from our fee-based businesses, which are healthy and accounted for 40% of total revenue. Growth in non-interest income resulted from higher trust, mortgage banking and capital markets fees. Non-interest expense declined compared to the same quarter last year, as salaries and benefits expense was flat, while most other expense categories declined. Net income was also aided by the release of reserves for credit losses on loans. Continued economic recovery coupled with a more optimistic outlook resulted in a lower estimate of the allowance for credit losses and reduced our provision for credit losses this quarter. Net securities gains of $9.9 million were driven by an increase in the value of our portfolio of private equity investments. Compared to the previous quarter, average deposits grew $898.6 million, or 3.5%, while loan demand was mixed. Average loan balances in construction and personal real estate increased, but lower business, consumer, and consumer credit card balances kept total average loan balances relatively flat. While average business loan balances decreased $47.4 million this quarter, this includes a net decline of $102.3 million of PPP loan balances.”

Mr. Kemper continued, “This quarter, net loan charge-offs totaled $10.0 million, compared to $8.0 million in the prior quarter and $10.9 million in the first quarter of 2020. The ratio of annualized net loan charge-offs to average loans was .25% in the current quarter, .19% in the prior quarter and .30% in the first quarter of last year. Net loan charge-offs on commercial loans totaled $17 thousand this quarter compared to $572 thousand in the prior quarter. Non-performing assets decreased this quarter from $26.6 million to $23.7 million. At March 31, 2021, the allowance for credit losses on loans decreased to $200.5 million.”

Total assets at March 31, 2021 were $33.3 billion, total loans were $16.4 billion, and total deposits were $27.4 billion. During the quarter, the Company paid a cash dividend of $.263 per share, representing a 2.1% increase over the rate paid in the fourth quarter of 2020. The Company purchased 354,181 shares of its common stock this quarter.

Exhibit 99.1
Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
FINANCIAL SUMMARY
Net interest income	$205,748	$209,763	$201,065
Non-interest income	136,045	135,117	123,663
Total revenue	341,793	344,880	324,728
Investment securities gains (losses), net	9,853	12,307	(13,301)
Provision for credit losses	(6,232)	(4,403)	57,953
Non-interest expense	192,573	196,310	193,698
Income before taxes	165,305	165,280	59,776
Income taxes	32,076	33,084	10,173
Non-controlling interest (income) expense	2,257	2,307	(2,254)
Net income attributable to Commerce Bancshares, Inc.	130,972	129,889	51,857
Preferred stock dividends	—	—	2,250
Net income available to common shareholders	$130,972	$129,889	$49,607
Earnings per common share:
Net income — basic	$1.12	$1.11	$.42
Net income — diluted	$1.11	$1.11	$.42
Effective tax rate	19.67%	20.30%	16.40%
Tax equivalent net interest income	$208,774	$213,017	$204,402
Average total interest earning assets (1)	$31,278,721	$30,297,922	$24,691,014
Diluted wtd. average shares outstanding	116,573,405	116,507,841	116,944,735

RATIOS
Average loans to deposits (2)	61.79%	64.05%	72.57%
Return on total average assets	1.63	1.63	0.80
Return on average common equity (3)	15.69	15.49	6.48
Non-interest income to total revenue	39.80	39.18	38.08
Efficiency ratio (4)	56.37	56.68	59.17
Net yield on interest earning assets	2.71	2.80	3.33

EQUITY SUMMARY
Cash dividends per common share	$.263	$.257	$.257
Cash dividends on common stock	$30,799	$30,178	$30,292
Cash dividends on preferred stock	$—	$—	$2,250
Book value per common share (5)	$28.34	$29.03	$26.54
Market value per common share (5)	$76.61	$65.70	$47.95
High market value per common share	$83.06	$68.09	$68.50
Low market value per common share	$64.76	$52.10	$43.34
Common shares outstanding (5)	117,077,276	117,138,431	117,112,060
Tangible common equity to tangible assets (6)	9.57%	9.92%	11.13%
Tier I leverage ratio	9.38%	9.45%	11.13%

OTHER QTD INFORMATION
Number of bank/ATM locations	298	306	317
Full-time equivalent employees	4,619	4,766	4,854
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2020.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest income	$209,697	$214,726	$223,114	$213,323	$221,485
Interest expense	3,949	4,963	7,152	10,266	20,420
Net interest income	205,748	209,763	215,962	203,057	201,065
Provision for credit losses	(6,232)	(4,403)	3,101	80,539	57,953
Net interest income after credit losses	211,980	214,166	212,861	122,518	143,112
NON-INTEREST INCOME
Bank card transaction fees	37,695	39,979	37,873	33,745	40,200
Trust fees	44,127	41,961	40,769	37,942	39,965
Deposit account charges and other fees	22,575	24,164	23,107	22,279	23,677
Capital market fees	4,981	3,826	3,194	3,772	3,790
Consumer brokerage services	4,081	3,996	4,011	3,011	4,077
Loan fees and sales	10,184	9,031	9,769	4,649	3,235
Other	12,402	12,160	10,849	12,117	8,719
Total non-interest income	136,045	135,117	129,572	117,515	123,663
INVESTMENT SECURITIES GAINS (LOSSES), NET	9,853	12,307	16,155	(4,129)	(13,301)
NON-INTEREST EXPENSE
Salaries and employee benefits	129,033	129,983	127,308	126,759	128,937
Net occupancy	12,021	11,570	12,058	11,269	11,748
Equipment	4,353	4,526	4,737	4,755	4,821
Supplies and communication	4,125	4,193	4,141	4,427	4,658
Data processing and software	25,463	24,323	23,610	23,837	23,555
Marketing	5,158	5,028	4,926	3,801	5,979
Other	12,420	16,687	14,078	12,664	14,000
Total non-interest expense	192,573	196,310	190,858	187,512	193,698
Income before income taxes	165,305	165,280	167,730	48,392	59,776
Less income taxes	32,076	33,084	34,375	9,661	10,173
Net income	133,229	132,196	133,355	38,731	49,603
Less non-controlling interest expense (income)	2,257	2,307	907	(1,132)	(2,254)
Net income attributable to Commerce Bancshares, Inc.	130,972	129,889	132,448	39,863	51,857
Less preferred stock dividends	—	—	7,466	2,250	2,250
Net income available to common shareholders	$130,972	$129,889	$124,982	$37,613	$49,607
Net income per common share — basic	$1.12	$1.11	$1.06	$.32	$.42
Net income per common share — diluted	$1.11	$1.11	$1.06	$.32	$.42

OTHER INFORMATION
Return on total average assets	1.63%	1.63%	1.71%	.54%	.80%
Return on average common equity (1)	15.69	15.49	15.21	4.77	6.48
Efficiency ratio (2)	56.37	56.68	55.00	58.10	59.17
Effective tax rate	19.67	20.30	20.61	19.51	16.40
Net yield on interest earning assets	2.71	2.80	2.97	2.94	3.33
Tax equivalent net interest income	$208,774	$213,017	$219,118	$206,253	$204,402
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Loans
Business	$6,624,209	$6,546,087	$5,773,865
Real estate — construction and land	1,073,036	1,021,595	873,402
Real estate — business	3,017,242	3,026,117	2,960,308
Real estate — personal	2,828,418	2,820,030	2,464,819
Consumer	1,966,833	1,950,502	1,941,787
Revolving home equity	285,261	307,083	349,735
Consumer credit card	593,833	655,078	706,753
Overdrafts	3,239	3,149	3,143
Total loans	16,392,071	16,329,641	15,073,812
Allowance for credit losses on loans	(200,527)	(220,834)	(171,653)
Net loans	16,191,544	16,108,807	14,902,159
Loans held for sale	38,076	45,089	6,214
Investment securities:
Available for sale debt securities	12,528,203	12,449,264	8,678,586
Trading debt securities	26,925	35,321	24,291
Equity securities	4,337	4,363	4,038
Other securities	155,913	156,745	155,074
Total investment securities	12,715,378	12,645,693	8,861,989
Federal funds sold and short-term securities purchased under agreements to resell	500	—	400
Long-term securities purchased under agreements to resell	850,000	850,000	850,000
Interest earning deposits with banks	2,017,128	1,747,363	474,156
Cash and due from banks	338,666	437,563	401,185
Premises and equipment — net	371,737	371,083	369,745
Goodwill	138,921	138,921	138,921
Other intangible assets — net	13,098	11,207	8,433
Other assets	594,738	567,248	779,815
Total assets	$33,269,786	$32,922,974	$26,793,017
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$11,076,556	$10,497,598	$6,952,236
Savings, interest checking and money market	14,572,378	14,604,456	12,049,279
Certificates of deposit of less than $100,000	504,472	529,802	619,758
Certificates of deposit of $100,000 and over	1,267,219	1,314,889	1,154,590
Total deposits	27,420,625	26,946,745	20,775,863
Federal funds purchased and securities sold under agreements to repurchase	1,938,110	2,098,383	1,428,013
Other borrowings	3,791	802	756,461
Other liabilities	589,875	477,072	580,216
Total liabilities	29,952,401	29,523,002	23,540,553
Stockholders’ equity:
Preferred stock	—	—	144,784
Common stock	589,352	589,352	563,978
Capital surplus	2,420,393	2,436,288	2,133,623
Retained earnings	173,173	73,000	224,643
Treasury stock	(39,080)	(32,970)	(69,149)
Accumulated other comprehensive income	168,752	331,377	253,136
Total stockholders’ equity	3,312,590	3,397,047	3,251,015
Non-controlling interest	4,795	2,925	1,449
Total equity	3,317,385	3,399,972	3,252,464
Total liabilities and equity	$33,269,786	$32,922,974	$26,793,017

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
ASSETS:
Loans:
Business	$6,532,921	$6,580,300	$6,709,200	$6,760,827	$5,493,657
Real estate — construction and land	1,091,969	1,032,891	974,346	895,648	924,086
Real estate — business	3,022,979	3,029,799	2,989,652	2,962,076	2,853,632
Real estate — personal	2,826,112	2,778,462	2,722,300	2,582,484	2,390,716
Consumer	1,947,322	1,981,033	1,992,314	1,944,265	1,950,491
Revolving home equity	299,371	316,895	329,361	343,210	350,256
Consumer credit card	608,747	638,161	646,185	663,911	727,569
Overdrafts	3,546	3,762	2,689	2,912	4,044
Total loans	16,332,967	16,361,303	16,366,047	16,155,333	14,694,451
Allowance for credit losses on loans	(220,512)	(235,484)	(240,286)	(171,616)	(139,482)
Net loans	16,112,455	16,125,819	16,125,761	15,983,717	14,554,969
Loans held for sale	35,814	30,577	24,728	6,363	12,875
Investment securities:
U.S. government and federal agency obligations	725,367	774,640	770,361	776,240	802,556
Government-sponsored enterprise obligations	50,801	69,133	102,749	114,518	134,296
State and municipal obligations	1,958,637	1,967,408	1,767,526	1,285,427	1,222,595
Mortgage-backed securities	6,998,521	6,646,345	6,259,926	5,325,720	4,685,782
Asset-backed securities	2,085,491	1,819,467	1,520,988	1,342,518	1,182,556
Other debt securities	570,115	533,646	514,166	406,665	321,733
Unrealized gain on debt securities	283,511	329,477	368,154	281,457	191,275
Total available for sale debt securities	12,672,443	12,140,116	11,303,870	9,532,545	8,540,793
Trading debt securities	32,320	28,040	27,267	31,981	34,055
Equity securities	4,321	4,221	4,193	4,137	4,273
Other securities	154,030	130,145	120,253	139,250	144,096
Total investment securities	12,863,114	12,302,522	11,455,583	9,707,913	8,723,217
Federal funds sold and short-term securities purchased under agreements to resell	7	355	337	92	326
Long-term securities purchased under agreements to resell	849,999	849,998	849,994	850,000	850,000
Interest earning deposits with banks	1,480,331	1,082,644	1,024,435	1,755,068	601,420
Other assets	1,308,105	1,291,907	1,389,683	1,461,528	1,368,464
Total assets	$32,649,825	$31,683,822	$30,870,521	$29,764,681	$26,111,271

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$10,438,637	$10,275,735	$9,801,562	$8,843,408	$6,615,108
Savings	1,333,177	1,234,481	1,193,079	1,111,397	952,709
Interest checking and money market	12,970,629	12,198,928	11,731,494	11,441,694	10,777,400
Certificates of deposit of less than $100,000	516,728	542,212	573,207	605,136	622,840
Certificates of deposit of $100,000 and over	1,230,075	1,339,301	1,447,968	1,346,069	1,299,443
Total deposits	26,489,246	25,590,657	24,747,310	23,347,704	20,267,500
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	2,166,072	2,028,457	1,855,971	1,991,971	1,990,051
Other borrowings	831	1,013	1,225	345,162	161,698
Total borrowings	2,166,903	2,029,470	1,857,196	2,337,133	2,151,749
Other liabilities	608,212	727,569	899,890	763,524	466,980
Total liabilities	29,264,361	28,347,696	27,504,396	26,448,361	22,886,229
Equity	3,385,464	3,336,126	3,366,125	3,316,320	3,225,042
Total liabilities and equity	$32,649,825	$31,683,822	$30,870,521	$29,764,681	$26,111,271

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
ASSETS:
Loans:
Business (1)	3.09%	3.01%	2.95%	2.91%	3.50%
Real estate — construction and land	3.54	3.72	3.74	3.95	4.78
Real estate — business	3.52	3.51	3.53	3.71	4.16
Real estate — personal	3.40	3.44	3.56	3.69	3.83
Consumer	4.02	4.07	4.19	4.48	4.78
Revolving home equity	3.38	3.37	3.29	3.50	4.61
Consumer credit card	10.97	11.60	11.40	11.76	12.26
Overdrafts	—	—	—	—	—
Total loans	3.66	3.69	3.69	3.80	4.39
Loans held for sale	3.44	3.54	4.25	8.03	6.15
Investment securities:
U.S. government and federal agency obligations	2.54	2.63	3.71	.46	2.09
Government-sponsored enterprise obligations	2.36	2.23	2.17	3.51	4.19
State and municipal obligations (1)	2.46	2.44	2.53	2.97	3.11
Mortgage-backed securities	1.39	1.37	1.95	2.17	2.37
Asset-backed securities	1.39	1.59	1.90	2.25	2.63
Other debt securities	2.15	2.19	2.35	2.49	2.94
Total available for sale debt securities	1.67	1.70	2.18	2.18	2.54
Trading debt securities (1)	1.08	1.40	1.66	2.93	2.52
Equity securities (1)	49.56	50.71	47.15	48.42	46.78
Other securities (1)	5.26	10.03	6.74	4.36	5.31
Total investment securities	1.72	1.81	2.24	2.24	2.61
Federal funds sold and short-term securities purchased under agreements to resell	—	1.12	—	—	2.47
Long-term securities purchased under agreements to resell	5.31	5.24	5.26	5.08	3.53
Interest earning deposits with banks	.10	.10	.10	.10	.86
Total interest earning assets	2.76	2.86	3.07	3.09	3.66

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.08	.09	.09	.09	.11
Interest checking and money market	.06	.07	.10	.13	.30
Certificates of deposit of less than $100,000.37		.51	.71	.93	1.15
Certificates of deposit of $100,000 and over	.35	.47	.69	1.08	1.62
Total interest bearing deposits	.09	.12	.18	.25	.45
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.06	.06	.09	.12	.96
Other borrowings	.98	—	—	.82	.82
Total borrowings	.06	.06	.09	.22	.95
Total interest bearing liabilities	.09%	.11%	.17%	.25%	.52%

Net yield on interest earning assets	2.71%	2.80%	2.97%	2.94%	3.33%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$220,834	$236,360	$240,744	$171,653	$160,682
Adoption of ASU 2016-13	—	—	—	—	(21,039)
Provision for credit losses on loans	(10,355)	(7,510)	3,200	77,491	42,868
Net charge-offs (recoveries):
Commercial portfolio:
Business	(4)	581	208	3,249	(373)
Real estate — construction and land	1	(2)	(1)	—	—
Real estate — business	20	(7)	(13)	(6)	(21)
	17	572	194	3,243	(394)
Personal banking portfolio:
Consumer credit card	8,981	5,975	7,263	3,584	9,157
Consumer	763	1,160	211	1,362	1,711
Overdraft	153	335	200	316	426
Real estate — personal	15	(18)	(198)	(71)	(4)
Revolving home equity	23	(8)	(86)	(34)	(38)
	9,935	7,444	7,390	5,157	11,252
Total net loan charge-offs	9,952	8,016	7,584	8,400	10,858
Balance at end of period	$200,527	$220,834	$236,360	$240,744	$171,653
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$42,430	$38,307	$35,200	$35,299	$32,250

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	—%	.04%	.01%	.19%	(.03%)
Real estate — construction and land	—	—	—	—	—
Real estate — business	—	—	—	—	—
	—	.02	.01	.12	(.02)
Personal banking portfolio:
Consumer credit card	5.98	3.72	4.47	2.17	5.06
Consumer	.16	.23	.04	.28	.35
Overdraft	17.50	35.43	29.59	43.65	42.37
Real estate — personal	—	—	(.03)	(.01)	—
Revolving home equity	.03	(.01)	(.10)	(.04)	(.04)
	.71	.52	.52	.37	.83
Total	.25%	.19%	.18%	.21%	.30%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.14%	.16%	.25%	.14%	.07%
Non-performing assets to total assets	.07	.08	.13	.08	.04
Allowance for credit losses on loans to total loans(2)	1.22	1.35	1.44	1.47	1.14

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$20,215	$22,524	$37,295	$19,034	$7,356
Real estate — construction and land	—	—	1	1	2
Real estate — business	1,572	2,230	1,063	1,921	1,532
Real estate — personal	1,719	1,786	1,911	1,679	1,743
Total	23,506	26,540	40,270	22,635	10,633
Foreclosed real estate	208	93	57	422	422
Total non-performing assets	$23,714	$26,633	$40,327	$23,057	$11,055
Loans past due 90 days and still accruing interest	$21,512	$22,190	$14,436	$24,583	$16,520
(1) As a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was 1.34% and 1.48% as of March 31, 2021 and December 31, 2020, respectively.

                                                Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2021
For the quarter ended March 31, 2021, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $131.0 million, compared to $129.9 million in the previous quarter and $51.9 million in the same quarter last year. The increase in net income over the previous quarter was primarily the result of higher non-interest income, lower non-interest expense, and a decrease in the provision for credit losses, partly offset by lower net interest income and net securities gains. The provision for credit losses declined this quarter, compared to the prior quarter, due to a decrease in the estimate of the allowance for credit losses on loans. Net interest income decreased this quarter mostly due to lower interest earned on loans. The net yield on interest earning assets declined nine basis points. Average loans were slightly lower compared to the previous quarter, while average available for sale debt securities grew $532.3 million, and average deposits increased $898.6 million. For the quarter, the return on average assets was 1.63%, the return on average common equity was 15.69%, and the efficiency ratio was 56.4%.

Balance Sheet Review
During the 1st quarter of 2021, average loans totaled $16.3 billion, decreased $28.3 million from the prior quarter, and increased $1.6 billion, or 11.2%, over the same quarter last year. Period end loans increased $62.4 million compared to the prior quarter. Compared to the previous quarter, average balances of construction and land and personal real estate loans grew $59.1 million and $47.7 million, respectively. This growth was mostly offset by declines in business, consumer, consumer credit card, and revolving home equity loans of $47.4 million, $33.7 million, $29.4 million, and $17.5 million, respectively. The period end balance of Paycheck Protection Program (PPP) loans (included in business loans) increased $66.7 million during the 1st quarter and totaled $1.4 billion at March 31, 2021. This growth reflected $331.4 million of loan balances originated this quarter (round 2), partly offset by a decline of $264.7 million in loan balances from year end (round 1). Average PPP loan balances declined $102.3 million compared to the prior quarter. Growth in personal real estate loan balances was due to continued strong demand for residential mortgage loans this quarter. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $177.8 million, compared to $136.0 million in the prior quarter.

Total average available for sale debt securities increased $532.3 million over the previous quarter to $12.7 billion, at fair value. The increase in investment securities was mainly the result of growth in mortgage-backed and asset-backed securities. During the current quarter, purchases of securities totaled $1.3 billion with a weighted average yield of approximately .93%. Maturities and pay downs were $939.6 million. At March 31, 2021, the duration of the investment portfolio was 3.9 years, and maturities and pay downs of approximately $2.3 billion are expected to occur during the next 12 months.

Total average deposits increased $898.6 million this quarter compared to the previous quarter. The increase in deposits resulted from growth in interest checking and money market ($771.7 million), and savings deposits ($98.7 million), partly offset by a decline in certificates of deposit ($134.7 million). Average demand deposits also increased $162.9 million over the previous quarter. Compared to the previous quarter, total average consumer and wealth deposits (including private banking) grew $570.2 million and $305.2 million, respectively, while average commercial deposits declined $49.2 million. The average loans to deposits ratio was 61.8% in the current quarter and 64.1% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $2.2 billion in the 1st quarter of 2021 and $2.0 billion in the prior quarter.

Net Interest Income
Net interest income in the 1st quarter of 2021 amounted to $205.7 million, a decrease of $4.0 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter decreased $4.2 million from the previous quarter to $208.8 million. The decrease in net interest income was mainly due to lower income earned on loans. The net yield on earning assets (tax equivalent) decreased to 2.71%, compared to 2.80% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $4.3 million, mostly as a result of lower yields on loans, mainly consumer credit card, personal real estate, construction and land, and consumer loans, coupled with a decline in consumer credit card average loan balances. Partially offsetting these decreases was growth in interest income due to higher average construction and land and personal real estate loan balances and higher yields on business loans. The decline in the consumer credit card yield was partially due to the reversal of interest on delinquent loans that exited the Company’s skip pay program last summer and were charged off this quarter. The average tax-equivalent yield on the loan portfolio declined three basis points to 3.66% this quarter.

Interest income on investment securities (tax equivalent) decreased $1.0 million from the previous quarter, due to lower rates earned, partly offset by higher average balances. At March 31, 2021, the Company recorded a $4.1 million adjustment to premium amortization, which increased interest income this quarter to reflect a slowdown in forward prepayment speed estimates on mortgage-backed securities due to rising interest rates during the quarter. This adjustment mostly offset higher premium amortization recorded on these securities during the quarter due to the recent surge in mortgage refinancing. Interest income earned on U.S. government and federal agency securities decreased, as Treasury inflation-protected securities inflation income declined $426 thousand this quarter to $1.5 million. The yield on total investment securities was 1.72% in the current quarter, compared to 1.81% in the previous quarter.

The average rate paid on deposits totaled nine basis points in the 1st quarter of 2021, compared to 12 basis points in the prior quarter. Interest expense on deposits decreased $1.0 million this quarter compared to the previous quarter mainly due to lower rates paid on money market and certificate of deposit accounts. The overall rate paid on interest bearing liabilities was .09% in the current quarter, compared to .11% in the prior quarter.

Non-Interest Income
In the 1st quarter of 2021, total non-interest income amounted to $136.0 million, an increase of $12.4 million, or 10.0%, compared to the same period last year and increased $928 thousand compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in loan fees and sales, capital market fees, and trust fees.

Total net bank card fees in the current quarter decreased $2.5 million, or 6.2%, from the same period last year, and decreased $2.3 million, or 5.7%, compared to the prior quarter. Net corporate card fees decreased $2.7 million, or 11.8%, from the same quarter of last year mainly due to lower fee income, partly offset by lower rewards expense. Net debit card fees increased $45 thousand, or 0.5%. Net merchant income increased $226

COMMERCE BANCSHARES, INC.                                 Exhibit 99.1
Management Discussion of First Quarter Results
March 31, 2021
thousand, or 5.1%, while net credit card fees decreased $66 thousand, or 1.9%. Total net bank card fees this quarter were comprised of fees on corporate card ($20.3 million), debit card ($9.4 million), merchant ($4.6 million) and credit card ($3.4 million) transactions.

In the current quarter, trust fees increased $4.2 million, or 10.4%, over the same period last year, resulting mostly from higher private client fee income. Compared to the same period last year, deposit account fees decreased $1.1 million, or 4.7%, mainly due to lower overdraft and return item fees, partly offset by an increase in corporate cash management fees. Additionally, capital market fees grew $1.2 million, or 31.4%, while loan fees and sales, mostly mortgage banking revenue, grew $6.9 million, or 214.8%, over amounts recorded in the same quarter last year.

Other non-interest income increased over the same period last year due to gains of $2.4 million recorded this quarter on the sale of a branch location and a $1.2 million increase in swap fees. Fair value adjustments on the Company’s deferred compensation plan assets, which are held in a trust and recorded as both an asset and liability, increased $3.4 million over the same quarter last year, affecting both other income and other expense. These increases were partially offset by a $2.8 million decline in cash sweep commissions. For the 1st quarter of 2021, non-interest income comprised 39.8% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $9.9 million in the current quarter, compared to net gains of $12.3 million in the prior quarter and net losses of $13.3 million in the 1st quarter of 2020. Net securities gains in the current quarter primarily resulted from $8.4 million of unrealized gains in fair value and $1.5 million from the sale of an investment in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $192.6 million, compared to $193.7 million in the same period last year and $196.3 million in the prior quarter. The decrease in non-interest expense compared to the same period last year was mainly due to lower other non-interest and marketing expense, partly offset by higher data processing and software expense.

Compared to the 1st quarter of last year, salaries and employee benefits expense was mostly flat, as a $3.6 million increase in incentive compensation was offset by decreases of $1.5 million and $1.8 million in full-time salaries and medical expense, respectively. Full-time equivalent employees totaled 4,619 and 4,854 at March 31, 2021 and 2020, respectively.
Marketing, equipment, and supplies and communication expense decreased $821 thousand, $468 thousand, and $533 thousand, respectively. These decreases were partly offset by a $1.9 million increase in data processing and software expense, which reflects continuing investment in technology.

Other non-interest expense decreased mainly due to a $2.0 million decrease in travel and entertainment expense, a $2.1 million reduction in impairment expense on mortgage servicing rights, and a $1.1 million increase in deferred loan origination costs. These decreases were partially offset by the $3.4 million deferred compensation adjustment mentioned above.

Income Taxes
The effective tax rate for the Company was 19.7% in the current quarter, 20.3% in the previous quarter, and 16.4% in the 1st quarter of 2020.

Credit Quality
Net loan charge-offs in the 1st quarter of 2021 amounted to $10.0 million, compared to $8.0 million in the prior quarter and $10.9 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .25% in the current quarter, .19% in the previous quarter, and .30% in the 1st quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans decreased $555 thousand to $17 thousand, while net loan charge-offs on personal banking loans increased $2.5 million to $9.9 million.

In the 1st quarter of 2021, annualized net loan charge-offs on average consumer credit card loans were 5.98%, compared to 3.72% in the previous quarter, and 5.06% in the same quarter last year. Consumer loan net charge-offs were .16% of average consumer loans in the current quarter, .23% in the prior quarter and .35% in the same quarter last year. The elevated consumer credit card charge-off rate was mostly due to the migration of delinquent accounts that exited the Company’s skip pay program initiated last summer in response to the COVID-19 pandemic.

Actual economic data for the first quarter and the economic forecast used to estimate the allowance for credit losses in March 2021 showed improving economic conditions compared to the forecast utilized in December 2020. This improvement resulted in a decrease in the allowance for credit losses as of March 31, 2021, and also reduced the provision for credit losses this quarter compared to the prior quarter. At March 31, 2021, the allowance for credit losses on loans totaled $200.5 million, or 1.22% of total loans and 1.34% of total loans excluding PPP loans. Additionally, the liability for unfunded lending commitments at March 31, 2021 was $42.4 million, an increase of $4.1 million over the liability at December 31, 2020.

At March 31, 2021, total non-performing assets amounted to $23.7 million, a decrease of $2.9 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($23.5 million and $208 thousand, respectively). At March 31, 2021, the balance of non-accrual loans, which represented .14% of loans outstanding, included business loans of $20.5 million, business real estate loans of $1.6 million, and personal real estate loans of $1.7 million. Loans more than 90 days past due and still accruing interest totaled $21.5 million at March 31, 2021.

Other
During the 1st quarter of 2021, the Company paid a cash dividend of $.263 per common share, representing a 2.1% increase over the same period last year. The Company purchased 354,181 shares of treasury stock during the current quarter at an average price of $73.19.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.